Alpha Natural Resources, Inc.

FOR IMMEDIATE RELEASE

Contact: Ted Pile (276) 623-2920

Alpha Natural Resources Updates 2006 Outlook,
Schedules Third-Quarter Earnings Release and Webcast

ABINGDON, VA, October 27, 2006—Alpha Natural Resources, Inc. (NYSE: ANR), a leading Appalachian coal producer, today revised its 2006 outlook originally given last December to reflect a combination of changing market conditions, decreased productivity in several deep mines and recent production curtailments.

On Thursday, November 2, Alpha will report results for the third quarter of 2006 that are substantially better than the prior year. However, the company has faced growing productivity challenges due to geology issues and the unavailability of experienced labor in certain locations. As a result, productivity levels have declined and costs have risen more than expected at certain mines. Alpha anticipates that these challenges will persist through the end of the year.

Alpha now projects that coal production levels in the second half of 2006, not including purchased coal, will be in the range of 12 million tons to 13 million tons, or about one million tons less than previously expected. Alpha also anticipates that produced and processed costs will be more than $2.00 per ton higher than expected during the second half of 2006.

“Due to the geology of the high quality, high revenue reserves Alpha chooses to mine, and the current turnover rate of underground miners across the industry, predictability of costs and productivity rates has become less certain,” commented Michael Quillen, Alpha’s chairman, president and CEO. “We want to be realistic about the changes we continue to see in the coal industry as a whole, especially in deep mine productivity. Those same deep mines contribute significantly to Alpha’s industry-leading margins, so this is a challenge we knowingly accept and deal with because we are creating value for our shareholders.”

Chiefly due to the productivity issues in the second half of 2006, Alpha is adjusting its targets for the full year. Currently, the company expects net income in the range of $58 million to $73 million for the year ($0.90 to $1.14 per diluted share), compared with $21.2 million ($0.38 per diluted share) in 2005. Alpha expects 2006 earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) to be in the range of $260 million to $280 million, compared with $142.4 million last year. The 2006 targets for net income, diluted earnings per share and EBITDA include $12.8 million in expected IPO-related stock compensation charges for the year. Also included is a nonrecurring charge the company expects to record in the fourth quarter of this year of $7.0 million ($5.2 million after tax) for the buy-out of a legacy coal contract. Excluding these two adjustments, Alpha’s normalized 2006 targets are net income of $76 million to $91 million, diluted earnings per share of $1.18 to $1.42 and EBITDA of $280 million to $300 million. The net income ranges above include depreciation, depletion and amortization, interest expense and income taxes in the approximate amounts of $140 million, $41 million and $24 million, respectively.

The company is maintaining the targets it gave last December for coal sales revenues of $1.6 billion to $1.7 billion and 28 million to 30 million tons sold, as the addition of production from the Progress acquisition completed earlier this year has partly offset declining production elsewhere. Alpha also believes that its average realized price per ton for the full year will be in line with the company’s original expectation of $57 per ton, compared with $52.98 last year.

Alpha’s operating subsidiaries recently made a number of changes to their operating plans, which in aggregate should reduce annual production going forward by about one million tons. Those adjustments include:

•	The Brooks Run division adjusted its mine development plan in the third quarter, replacing two depleting mines with one new mine rather than two as planned and reducing the production work week at all mines from seven days to five. The impact from these and other adjustments should be about 450,000 tons annually.

•	The Enterprise division consolidated its coal processing at the Roxanna preparation plant, closing the Yellow Creek plant acquired in the Progress transaction. Enterprise also has consolidated its deep mine workforce from three active mines to two, and has chosen to delay investment in a replacement mine this year because of worker shortages. These actions are expected to reduce total annual production from the Enterprise division by about 480,000 tons.

•	Production has been scaled back from two continuous miner units to one at the AMFIRE division’s Madison mine, in response to a customer’s request to defer coal deliveries, resulting in a shortfall from expected annual production of approximately 70,000 tons going forward. AMFIRE has also obtained its permit for the new Cresson mine, but has put expansion plans on hold until current market conditions change. Production at Cresson had been expected to commence in late 2007 or early 2008.

Alpha continues to evaluate its mining plans and will prioritize capital expenditures in 2007 in favor of those operations that are able to achieve sustainable operating margins in today’s softer pricing environment.

Quillen commented further: “Part of our strategy as an operator has been to replace marginal high-cost mines with competitive new reserves, and also to acquire competitive assets as we’ve done over the last two years. While this has helped Alpha significantly improve its financial results this year, it has not entirely offset productivity issues at some underperforming mines. Also, despite our efforts to train and integrate new miners, it takes time for them to become as proficient and as productive as the experienced work force this industry has enjoyed for the past 15 years.

“We are exercising production discipline during this weaker market period, and we are also reviewing all capital commitments for 2007 to ensure that they meet our long-term return targets. We’re focused on preserving cash flows and maximizing return on capital for our shareholders as we transition to a less robust coal market.”

Third-Quarter Earnings Release & Webcast

Alpha management will release complete results for the third quarter of 2006 before the market opens on Thursday, November 2, 2006 and will hold a conference call to discuss the company’s general performance and outlook that morning at 10:00 a.m. ET. The call will be accessible through the company’s web site (www.alphanr.com), and will be archived on the site for a period of two weeks. A replay will also be available through November 16, 2006 by calling 800-642-1687 (toll-free) or 706-645-9291 and entering pass code 8743511.

About Alpha Natural Resources

Alpha Natural Resources is a leading producer of high-quality Appalachian coal. Approximately 91 percent of the company’s reserve base is high Btu coal and 84 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 66 mines feeding 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,500 people.

ANRG

Non-GAAP Financial Measures

This news release includes certain non-GAAP financial measures as defined by SEC regulations. EBITDA is a measure used by management to gauge operating performance. Alpha defines EBITDA as net income or loss plus interest expense, income taxes, and depreciation, depletion and amortization, less interest income. Management presents EBITDA as a supplemental measure of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. EBITDA is not, however, a measure of financial performance under GAAP and should not be considered as an alternative to net income, operating income or cash flow as determined in accordance with GAAP. Moreover, EBITDA is not calculated identically by all companies.
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Forward Looking Statements

Certain statements in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Alpha Natural Resources, Inc. (“Alpha” or “the company”) uses the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “should,” “target” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events affecting the company and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These factors are difficult to accurately predict and may be beyond the control of the company. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; the company’s ability to integrate acquired businesses into Alpha’s existing operations; Alpha’s ability to maintain an adequate labor force and other employee workforce factors; weather conditions or catastrophic weather-related damage; the company’s production capabilities; the company’s relationships with, and other conditions affecting its customers; the timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting Alpha’s coal mining and production, and those affecting its customers’ coal usage; railroad, vessel and other transportation performance and costs; Alpha’s assumptions concerning economically recoverable coal reserve estimates; regulatory and court decisions; future legislation and changes in regulations or governmental policies; uncertainties of pending litigation; changes in postretirement benefit and pension obligations; and Alpha’s liquidity, results of operations and financial condition. These and other additional risk factors and uncertainties are discussed in greater detail in the company’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements made by the company in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued. In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

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